As filed with the Securities and Exchange Commission on October 16, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Gaming and Leisure Properties, Inc.

(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	46-2116489
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

845 Berkshire Blvd., Suite 200

Wyomissing, Pennsylvania 19610

(610) 401-2900

(Address of Principal Executive Offices) (Zip Code)

Gaming and Leisure Properties, Inc.

Second Amended and Restated 2013 Long-Term Incentive Compensation Plan

(Full Title of the Plan)

Brandon J. Moore

Senior Vice President, General Counsel and Secretary

845 Berkshire Blvd., Suite 200

Wyomissing, Pennsylvania 19610

(610) 401-2900

(Name, Address and Telephone Number of Agent for Service)

Copy to:

Bradley D. Houser, Esq.

Shane N. Segarra, Esq.

Holland & Knight LLP

701 Brickell Avenue, Suite 3300

Miami, Florida 33131

(305) 374-8500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company Emerging growth company	☐ ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.01 per share, to be issued under the Second Amended and Restated 2013 Long-Term Incentive Compensation Plan	3,000,000	$37.795	$113,385,000	$12,370.30

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of common stock, par value $0.01 per share (“Common Stock”), of Gaming and Leisure Properties, Inc. (the “Company”) that may become issuable under the Company’s Second Amended and Restated 2013 Long-Term Incentive Compensation Plan (the “Plan”) as a result of share distributions, share splits or similar transactions involving Common Stock in accordance with the antidilution provisions of the Plan. This registration statement covers an additional 3,000,000 shares of Common Stock available for issuance under the Plan.

(2)

Estimated solely for the purpose of determining the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, based upon the average of the high and low sale prices for the Common Stock as reported on the NASDAQ Global Select Market on October 13, 2020.

EXPLANATORY NOTE

This registration statement on Form S-8 is being filed for the purpose of registering an additional 3,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), of Gaming and Leisure Properties, Inc. (the “Company”) issuable pursuant to the Company’s Second Amended and Restated 2013 Long-Term Incentive Compensation Plan (the “Plan”). The additional shares of Common Stock being registered pursuant to the Plan are additional securities under the same class as other securities for which an original registration statement (File No. 333-192017) on Form S-8 was filed with the Securities and Exchange Commission (the “SEC”) on October 31, 2013. The Registration Statement on Form S-8 filed with the SEC on October 31, 2013 is incorporated herein by reference in accordance with Instruction E to the General Instructions to Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*

The documents containing the information specified in Part I of Form S-8 will be sent or given by the Company to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the SEC either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this registration statement. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed with the SEC by the Company are incorporated by reference in this registration statement:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed on February 21, 2020;

(b)	The Company’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2020, filed on May 1, 2020, and the quarter ended June 30, 2020, filed on July 31, 2020;

(c)

The Company’s Current Reports on Form 8-K, filed on January 2, 2020, February  7, 2020, March  26, 2020, March  30, 2020, June  16, 2020, June  17, 2020, June  23, 2020, July  1, 2020, July  29, 2020, August  13, 2020, August  17, 2020 and August 18, 2020;

(d)	The Company’s Definitive Proxy Statement for its 2020 Annual Meeting of Shareholders, filed on April 29, 2020; and

(e)

The description of the Company’s Common Stock contained in the registration statement on Form 8-A (File No. 001-36124) filed with the SEC on October 9, 2013 to register such securities under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed with the SEC by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. This registration statement does not, however, incorporate by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Sections 1741 through 1750 of Subchapter D, Chapter 17, of the Pennsylvania Business Corporation Law of 1988, as amended (“PBCL”), contain provisions for mandatory and discretionary indemnification of a corporation’s directors, officers and other personnel, and related matters. As described below, we intend to indemnify our directors, officers and other such personnel to the fullest extent permitted by the PBCL.

Our charter and bylaws require us to indemnify any person against all liability, loss and expense (including attorneys’ fees, judgments, fines, penalties and amounts paid in settlement) actually and reasonably incurred by such person by reason of the fact that he or she is or was a director or officer of the Company, or is or was serving at our request as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise or entity, whether domestic or foreign, whether or not for profit, including service with respect to an employee benefit plan, its participants or beneficiaries, to the fullest extent permitted by applicable law. Our bylaws also require us to provide such indemnification to any person who is or was an employee who was requested, as part of the Company’s disclosure controls and procedures and in connection with such employee’s responsibilities in service to the Company, to provide to the Company a certification or certifications to be used by the Company in connection with the preparation of its periodic reports under the Exchange Act or who is or was serving at our request as an employee, agent, fiduciary or trustee of another corporation or of a partnership, joint venture, trust or other enterprise or entity, whether domestic or foreign, whether or not for profit, including service with respect to an employee benefit plan, its participants or beneficiaries.

Pennsylvania law permits us to provide similar indemnification to our representatives who are not directors or officers. The determination of whether an individual meets the applicable standard of conduct may be made by the disinterested directors or independent legal counsel. Pennsylvania law also permits indemnification in connection with a proceeding brought by us or in our right to procure a judgment in our favor. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in that Act and is therefore unenforceable.

We purchase and maintain insurance on behalf of any person who is or was a director or officer of the Company or an employee or agent of the Company, against any liability asserted against such person and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not we would have the power to indemnify him or her against that liability. Accordingly, we maintain directors’ and officers’ liability insurance to provide directors and officers with insurance coverage for losses, including those that arise from claims based on breaches of duty, negligence, error and other wrongful acts and for violations with respect to the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement:

4.1	Amended and Restated Articles of Incorporation of Gaming and Leisure Properties, Inc. (Incorporated by reference to Exhibit 3.1 to the Company’s current report on Form 8-K filed on June 15, 2018).

4.2	Amended and Restated Bylaws of Gaming and Leisure Properties, Inc. (Incorporated by reference to Exhibit 3.2 to the Company’s current report on Form 8-K filed on June 15, 2018).

4.3	Gaming and Leisure Properties, Inc.’s Second Amended and Restated 2013 Long-Term Incentive Compensation Plan (Incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A, filed April 29, 2020).

5.1	Opinion of Holland & Knight LLP

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm

23.2	Consent of Holland & Knight LLP (included in Exhibit 5.1)

24.1	Power of attorney (included on signature pages hereto)

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wyomissing, Commonwealth of Pennsylvania, on October 12, 2020.

GAMING AND LEISURE PROPERTIES, INC.
(Registrant)
By:	/s/ Peter M. Carlino
Name:	Peter M. Carlino
Title:	Chairman of the Board and
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Desiree A. Burke the individual’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign any or all post-effective amendments to the registration statement and any and all other documents in connection therewith to be filed with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact as agent, or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Peter M. Carlino Peter M. Carlino	Chairman of the Board and Chief Executive Officer (Principal Executive Officer and Principal Financial Officer)	October 12, 2020

/s/ Desiree A. Burke	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	October 12, 2020
Desiree A. Burke

/s/ Carol Lynton	Director	October 8, 2020
Carol Lynton

/s/ Joseph W. Marshall, III	Director	October 8, 2020
Joseph W. Marshall, III

/s/ James B. Perry	Director	October 8, 2020
James B. Perry

/s/ Barry F. Schwartz	Director	October 8, 2020
Barry F. Schwartz

/s/ Earl C. Shanks	Director	October 8, 2020
Earl C. Shanks

/s/ E. Scott Urdang	Director	October 8, 2020
E. Scott Urdang